Exhibit 10.17

W. RODNEY MCMULLEN	513-762-4000
CHAIRMAN OF THE BOARD AND	FAX 513-762-1295
CHIEF EXECUTIVE OFFICER

April 1, 2019

Christopher T. Hjelm

Executive Vice President and Chief Information Officer

Dear Chris:

This letter sets forth the terms and conditions of the agreement between you and The Kroger Co., including for purposes of this agreement its subsidiary and affiliated companies (collectively, hereafter “Kroger”), concerning your retirement from your employment with Kroger.

1.    Effective April 30, 2019, or on such earlier date as you and the Company may agree or as the Company may in its sole discretion decide, you will relinquish your duties and responsibilities as Chief Information Officer of Kroger and continue as Executive Vice President.  In that position you will remain an officer of Kroger and will support the transition of leadership by conducting discussions with Kroger officials and by giving advice and counsel to the Chief Executive Officer and others as directed by him.  You will also perform such other duties as may be assigned to you by the Chief Executive Officer.

2.    Effective August 1, 2019, or on such earlier date as you and the Company may agree or as the Company may in its sole discretion decide, you will relinquish your duties and responsibilities as Executive Vice President, and you will resign and retire from your employment with Kroger. You will thereafter cease to participate as an active employee under Kroger’s bonus, incentive, equity and other employee benefit plans, and you will be eligible to receive retirement benefits consistent with applicable terms and conditions of relevant retirement benefits plans.

3.    Kroger will, beginning at the end of the month of your separation of your employment, issue you twelve separate monthly payments (the first at the end of that month and the others at the end of each respective subsequent month), each in the (gross) amount of one-twelfth of your base salary in effect at the time of the separation of your employment, subject to the terms and conditions set forth within this letter.    These payments will include and will be deemed to include compensation for all vacation and other paid time off benefits that you have accrued but that are unused and unforfeited as of the date of the separation of your employment.  In the time period during which the foregoing payments are issued, you will make yourself reasonably available for consultation and for certain special projects with the Chief Executive Officer or with others at his request.

4.    Restricted Kroger stock and stock options granted to you per equity agreements prior to the date of your retirement that are scheduled to become vested in 2020 or 2021 will be deemed to have vested on the previously designated dates in 2020 and 2021, if any only if: (a) you execute the Amendment to Stock Option Grant Agreements and Restricted Stock Grant Agreements provided to you by Kroger, and (b) as of each of those dates you have not breached any of the provisions of this agreement and you otherwise meet the criteria for vesting set forth in the relevant amended equity grant agreements.

5.   Your health care coverage will continue through the last day of the month of the separation of your employment, consistent with your current elections with normal deductions being withheld from your pay.  On or about the first day of the following month, you will be issued a lump sum payment equal to the cost (determined based upon the rate of COBRA premiums and the level and type of medical and/or dental plan coverage provided to you as of the time of the separation of your employment) of twelve months of COBRA medical and/or dental plan(s) continuation coverage, less applicable withholdings.  The foregoing payment is intended to satisfy the cost of such continuation coverage only, and in order to receive such continuation coverage you must take all necessary and appropriate steps to enroll in such coverage.  You acknowledge and agree, however, that the foregoing payment is made strictly subject to and conditioned upon the representation that you have made to Kroger that you will elect and enroll to receive such coverage.

6.    All other benefits to which you are currently entitled will be governed by the terms and conditions of and standard Company practices associated with the administration of such benefit plans or programs.

7.   You agree that in the future you will fully cooperate with Kroger, as well as its respective attorneys and agents, in any matters (including but not limited to investigations, legal proceedings or potential legal proceedings) presently pending or filed, or that become pending or filed in the future, by or against Kroger or in any way involving Kroger or its respective employees, officers, directors, agents and assigns, that in any way arise out of or relate to the time period during which you were employed with Kroger or any time period during which you receive the payments referred to in paragraph 3 above.  This duty to cooperate shall include (but not be limited to) making yourself reasonably available to consult with and assist Kroger (and/or its respective attorneys and agents) with respect to any investigation, discovery, deposition, hearing or trial testimony purposes and any other means/purposes deemed warranted by Kroger.  There will be no further payment to you beyond that set forth in paragraphs 3, 4 and 5 above for the exercise of such duties and cooperation in the aforementioned matters, but your duty to cooperate shall continue until such matters are reasonably deemed satisfied or resolved by Kroger.  Kroger will bear financial responsibility for reasonable and necessary expenses associated with the foregoing, such as travel, lodging, food and the like incurred in the course of providing the required cooperation.  Such expenses will be reimbursed in accord with Kroger’s established expense reimbursement policies.  You acknowledge and agree that, in the event of a breach of any of the foregoing provisions of this paragraph 7, the continued salary payments referred to above will immediately and permanently stop (in the event they are at the relevant time scheduled to continue to be made), and that Kroger may seek any and all other forms of relief potentially available to it by law (including, without limitation, immediate injunctive relief and recoupment of the principal part of the payments and benefits extended to you as set forth in paragraphs 3, 4 and 5 above).

8.   You agree that neither you nor anyone acting at your behest or in your behalf in any respect will at any time in the future divulge or disclose in any way to any third party any Kroger trade secrets, business plans, strategies or policies, financial or marketing information, sales or market share information, vendor or supplier information, contractual information, or other confidential company information of any kind whatsoever (that is, material business-related information not already disclosed by the company, or any other material non-public company information), and that neither you nor anyone acting at your behest or in your behalf in any respect will at any time in the future disparage or malign Kroger or any of its officers, directors, employees, agents or assigns, or any of their respective operational or management philosophies, direction, values, activities or practices of any kind in any way in any communications you or anyone acting at your behest or in your behalf in any respect may have with any third party.  You acknowledge and agree that, in the event of a breach of any of the foregoing provisions of this paragraph 8, the continued salary payments referred to above will immediately and permanently stop (in the event they are at the relevant time scheduled to continue to be made), and that Kroger may seek any and all other forms of relief potentially available to it by law (including, without limitation, immediate injunctive relief and recoupment of the principal part of the payments and benefits extended to you as set forth in paragraphs 3, 4 and 5 above).

9.   You agree that you may not and shall not, for a period of two years following the separation of your employment with Kroger, provide services as an employee, director, consultant, agent, or otherwise  (professionally engaged in any respect – directly or indirectly) to/with any person, company or entity engaged in any business (whether brick-and-mortar or online) that sells groceries, food, drugs, health and beauty care items, motor fuels, or pharmaceuticals, at retail, manufactures food/beverage products that are sold at retail, or conducts data analytics activity, financial services activity, or any other business activity of any kind that is in competition with any business line conducted by Kroger, or under active consideration by Kroger at any time during the last six months of your employment with Kroger, within the United States. You acknowledge and agree that, in the event of a breach of any of the foregoing provisions of this paragraph 9, the continued salary payments referred to above will immediately and permanently stop (in the event they are at the relevant time scheduled to continue to be made), and that Kroger may seek any and all other forms of relief potentially available to it by law (including, without limitation, immediate injunctive relief and recoupment of the principal part of the payments and benefits extended to you as set forth in paragraphs 3, 4 and 5 above).

10. You agree that you may not and shall not, and any individual acting at your behest or in your behalf in any respect may not and shall not, for a period of two years following the separation of your employment with Kroger, either on your own behalf or on behalf of any person, company or entity: (a) solicit or endeavor to solicit or entice away from employment or engagement with Kroger any employee or contractor of Kroger, or discourage from being or becoming employed by or engaged with Kroger any person, company or entity whom you know or reasonably should know is an employee, prospective employee, contractor or prospective contractor of Kroger; or (b) employ, procure or in any way arrange or attempt to arrange for another person, company or entity to employ or engage any such person, company or entity. You acknowledge and agree that, in the event of a breach of any of the foregoing provisions of this paragraph 10, the continued salary payments referred to above will immediately and permanently stop (in the event they are at the relevant time scheduled to continue to be made), and that Kroger may seek any and all other forms of relief potentially available to it by law (including, without limitation, immediate injunctive relief and recoupment of the principal part of the payments and benefits extended to you as set forth in paragraphs 3, 4 and 5 above).

11. You acknowledge and agree that the restrictions contained within the foregoing paragraphs 9 and 10 are separate and distinct, are to be construed separately from one another, are reasonable with respect to their duration, scope and application for the protection of the legitimate business interests of Kroger and its confidential information and intellectual property, and will not prevent or significantly interfere with your ability to pursue and secure gainful employment or professional engagement or livelihood.  However, in the event that any such restriction were ruled to be void or unenforceable but would be valid and enforceable if some part or parts of it were deleted, modified or limited in scope or duration, you agree that such restriction shall apply with such deletions, modifications or limitations as may be necessary to make it valid and effective.

12. This agreement is subject to Kroger’s receipt of executed copies of this letter of agreement, the aforementioned amendment to stock option grant agreements and restricted stock grant agreements, and a suitable form of waiver and release as provided to you by Kroger, the last of which must be received by Kroger no sooner than the date of separation of your employment and no later than the last day of the month of your separation of employment.

13. While the tax treatment of the payments and benefits provided under this agreement is not warranted or guaranteed, it is intended that such payments and benefits shall not be subject to or shall not contravene application of requirements of Internal Revenue Code Section 409A.  This agreement shall be interpreted and administered in a manner that reflects such intent.  Notwithstanding the foregoing, in the event any of the payments or benefits provided under the agreement are reasonably deemed to be subject to and in contravention of application of requirements of Section 409A, the parties agree that any relevant portions of this agreement are to be and will be modified in the least restrictive manner necessary to address and resolve such a matter without any diminution in the value of the payments and benefits provided under this agreement (potentially including, without limitation, modifications to the mode and/or timing of the provision of the payments or benefits).

14. Nothing in the foregoing provisions precludes or shall be deemed to preclude any individual from exercising any right or privilege to engage in certain lawfully protected communications with certain federal government agencies, or any communication required by law.

15. This agreement, the aforementioned amendment to stock option grant agreements and restricted stock grant agreements, and the aforementioned waiver and release constitute the full and complete understanding between you and Kroger regarding the separation of your employment and no other understanding or agreement regarding the separation of your employment, oral or written, exists.

Your signature below will make this letter a binding agreement between you and Kroger as of the day and year first written above.

Sincerely,

/s/ W. Rodney McMullen

W. Rodney McMullen

AGREED:

/s/ Christopher T. Hjelm

Christopher T. Hjelm